Exhibit 99.1

Timberline Advances Underground Development at Butte Highlands

March 8, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) is pleased to announce that the underground ramp at its Butte Highlands Gold Project is steadily moving forward and has been advanced approximately 300 feet from the portal.

Small Mine Development (SMD), the mine development contractor, continues to assemble the required infrastructure at the project and refine the mine engineering.  The decline, which measures approximately 16 feet by 16 feet, will be used to access the mineralized area for in-fill and definition drilling, as well as future mining.  The drilling is expected to begin by June 2010.

Timberline’s application for the hard rock operating permit is also moving ahead with the inclusion of specific mining and environmental mitigation details.  Klepfer Mining Services is writing the application, and Timberline management expects that it will be submitted later this month.

Additional photos and videos showing the activities at the Butte Highlands Gold Project have been added and may be viewed on the Timberline web site at www.timberline-resources.com.

Timberline Resources Corporation is a diversified gold company comprised of three complementary business units:  an underground mine with upcoming gold production, exploration, and drilling services.  Its unique, vertically-integrated business model provides investors exposure to gold production, the “blue sky” potential of exploration, and the “picks and shovels” aspect of the mining industry.  Timberline has contract core drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project where development commenced in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859